Exhibit 10.2

RETENTION OPTION AWARD AGREEMENT
eFunds Corporation
2006 STOCK INCENTIVE PLAN

Optionee:	Optionee ID #:
Grant number:	Optioned shares:
_________________	«M__Stock_Options»
Grant date: February 26, 2007	Price per share: $______

THIS OPTION AWARD (this “Agreement”) is made by eFunds Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), United States of America, to (the “Recipient”) as of the 26th day of February, 2007 (the “Grant Date”).

RECITALS:

WHEREAS, the Company has adopted the eFunds Corporation 2006 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), pursuant to which it may grant Awards to Eligible Persons;

WHEREAS, all capitalized and undefined terms used herein shall have the meanings given to them in the Plan, unless otherwise defined herein; and

WHEREAS, the Recipient has provided or is expected to provide valuable services to the Company or its Affiliates as an officer of or to the Company or any of its Affiliates and the Company desires to recognize the Recipient for such services by granting to the Recipient an award (the “Award”) upon and subject to the terms and conditions of this Agreement and the Plan.

NOW THEREFORE the parties hereto agree as follows:

Section 1. Award.

(a) The Company, effective as of the date of this Agreement, hereby grants to the Recipient, and the Recipient hereby accepts from the Company, upon the terms and subject to the conditions, limitations and restrictions set forth in this Agreement and the Plan, an option (the “Option”) to purchase «M     Stock_Options» shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, at a price of $    per share. The Option is not intended to qualify as an incentive stock option under the Code, and shall be deemed to be a non-qualified stock option for all purposes.

(b) The Option shall have a term (the “Term”) of ten (10) years from the date hereof, but the unvested portion of the Option shall earlier terminate immediately upon any termination of Recipient’s employment relationship with the Company and its Affiliates for any reason other than a “Qualifying Termination.” As used herein, a “Qualifying Termination” shall mean Recipient’s (i) death or “Disability” or (ii) the involuntary termination of Recipient’s services by the Company without “Cause” after the “Milestone Date.” “Qualifying Termination” shall also include Recipient’s voluntary termination of his or her employment with the Company and its Affiliates for “Good Reason” following a “Change in Control” or a termination of Recipient’s employment with the Company and its Affiliates by the Company (or the relevant Affiliate) following a “Change in Control” and without “CIC Cause.” The date of any termination of Recipient’s employment with or services to the Company and its Affiliates is herein referred to as the “Termination Date.” Any portion of the Option remaining unexercised upon the expiration of the Term and any portion of the Option which has not vested or does not vest on the Termination Date shall be extinguished, and the Recipient shall retain no residual rights of any kind in respect thereof. Recipient shall retain such portions of the Option as are vested on the Termination Date for the periods hereinafter set forth. Only vested portions of the Option are exercisable.

Section 2. Definitions.

“Change in Control Agreement” shall mean that certain Change in Control Agreement, dated      ,      , by and between the Recipient and the Company, as the same may be hereinafter amended or modified.

“Cause” shall mean:

(i) Recipient has breached Recipient’s obligations of confidentiality to the Company or any of its Affiliates or with respect to its or their businesses or anyone having a business relationship with the Company or any of its Affiliates (collectively, “Customers”);

(ii) Recipient has otherwise failed to perform Recipient’s duties and does not cure such failure within thirty (30) days after receipt of written notice thereof;

(iii) Recipient commits an act, or omits to take action, in bad faith which results in material detriment to the Company or any of its Affiliates or any of its or their Customers;

(iv) Recipient has had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v) Recipient has committed fraud, misappropriation, embezzlement or other acts of dishonesty in connection with the Company or any of its Affiliates or its or their businesses or Customers;

(vi) Recipient has been convicted or has pleaded guilty or nolo contendere to criminal misconduct constituting a felony or gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude or immoral or other conduct reflecting adversely upon the reputation or interest of the Company or its Affiliates or any of its or their Customers;

(vii) Recipient’s use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of Recipient’s responsibilities to the Company or its Affiliates; or

(viii) Recipient is in default under any agreement between Recipient and the Company or any of its Affiliates or any of its or their Customers.

A “Change of Control” shall be deemed to have occurred concurrently with the occurrence of any Effective Date.

“CIC Cause” shall have the meaning assigned to the term “Cause” in the Change in Control Agreement.

“Disability” shall mean the absence of the Recipient from the Recipient’s duties with the Company or its Affiliates, as the case may be, on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Recipient or Recipient’s legal representative.

“Effective Date” shall have the meaning assigned to such term in the Change in Control Agreement.

“Good Reason” shall have the meaning assigned to such term in the Change in Control Agreement; [CEO/CFO only] provided, however, that Section III (C)(1) of such definition shall be deemed to have been modified, for purposes of this Agreement only, to incorporate the following proviso, “provided, however, that Executive shall not have “Good Reason” to resign solely as a result of the fact that the Company is no longer a public company, or that, in connection with the Effective Date, the Board is replaced in its entirety with one or more individuals designated by the Persons Controlling the Company so long as (i) the Company remains in existence as a corporation, (ii) Executive is not required to act as [CEO/CFO] of the Company while it is a direct or indirect subsidiary of another publicly held company, [CEO only]: (iii) all Company employees report, directly or indirectly, solely to the Executive], and (iii)[iv] any change or diminution in the Executive’s duties and responsibilities relates solely to the absence of his former duties and responsibilities to the Board and the Company’s former public shareholders;

“Milestone Date” shall mean February 26, 2009.

Section 3. Vesting; Exercise Date.

3.1 Normal Vesting. Subject to acceleration as provided in Section 3.2, the Option shall vest in equal parts on the 3rd and 4th anniversary dates of this Agreement.

3.2 Accelerated Vesting. Notwithstanding the vesting provisions contained in Section 3.1 above, but subject to the other terms and conditions set forth herein, the vesting of the Option shall be accelerated as follows under the circumstances described below:

(i) if a Qualifying Termination results from the (A) death or Disability of the Recipient or (B) the involuntary termination of the Recipient’s employment without Cause after the Milestone Date, a percentage of the Option representing the closest number of whole shares determined by dividing (x) the number of whole months elapsed between the Grant Date and the Termination Date by (y) 48 shall vest on such Termination Date;

(ii) if the Effective Date should occur, a percentage of the Option representing the closest number of whole shares determined by dividing (A) the number of whole months elapsed between the Grant Date and such Effective Date by (B) 48 shall vest on the Effective Date; and

(iii) if a Qualifying Termination results from the Recipient’s voluntary termination for Good Reason following a Change in Control or a termination of the Recipient’s employment without CIC Cause following a Change in Control, the Option shall vest in full.

3.3 Retention of Vested Options. Portions of the Option which shall have vested on or prior to the Termination Date shall not be forfeited by the Recipient on such Date and shall be retained by Recipient (or Recipient’s estate, heirs or personal representatives, as the case may be) for (i) 90 days after the Termination Date, if the Recipient’s termination of employment with the Company and its Affiliates did not constitute a Qualifying Termination or was a Qualifying Termination resulting from the involuntary termination of the Recipient’s employment without Cause after the Milestone Date [CEO only (ii) two years from the Termination Date if the Recipient’s termination of employment with the Company and its Affiliates resulted from the involuntary termination of the Recipient’s employment without Cause after the Milestone Date]]or (ii) one year [CEO: two years] after the Termination Date, if such termination constituted a Qualifying Termination resulting from the death or Disability of the Recipient or a Qualifying Termination following a Change in Control; provided, however, that in no event may any portion of the Option be exercised following the expiration of the Term.

Section 4. Method of Exercise.

In order to exercise the Option granted hereunder, the Recipient must provide written notice (the “Exercise Notice”) to the Company, to the attention of the Secretary or the administrator of the Plan, stating the number of Shares subject to the Option being exercised. The Exercise Notice must be signed by the Recipient and must include his or her complete address, taxpayer identification number and such other information as the Company may request. In the case of an exercise of the Option, the Recipient must pay to the Company the aggregate exercise price for the number of Shares being purchased, such amount to be payable in cash, by certified or cashiers check or by delivery of shares of the Company that (i) have been owned by Recipient for at least six months prior to the date of exercise and (ii) have a fair market value equal to the exercise price, or a combination of the foregoing. To the extent that the Option is exercised after the Recipient’s death, the notice of exercise shall also be accompanied by appropriate proof of the right of the person or persons supplying the Exercise Notice to exercise the Option.

Section 5. Exercise by Broker-Dealer.

The Option may be exercised through a broker-dealer in the United States acting on behalf of the Recipient if: (a) the broker-dealer has received from the Recipient or the Company a copy of instructions signed by the Recipient requesting the Company to deliver the Shares subject to the Option to the broker-dealer on behalf of the Recipient and specifying the account into which such Shares should be deposited; (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise; and (c) payment of the exercise price to the Company with respect to the Shares subject to the Option being acquired upon such exercise accompanies the Recipient’s Exercise Notice and written instructions regarding delivery of the Shares.

Section 6. Tax Withholding.

In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable income, withholding, social security, payroll or other taxes, which are the sole and absolute responsibility of the Recipient, are withheld or collected from the Recipient. Recipient may, at the Recipient’s election (the “Tax Election”), satisfy applicable tax withholding obligations by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise of the Option having a fair market value equal the Company’s minimum statutory withholding rate multiplied by the amount of income recognized by the Recipient in connection with such exercise or (b) delivering to the Company shares of Common Stock having a fair market value equal to the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined.

Section 7. Transfer of Option.

The Recipient shall not, directly or indirectly, sell, pledge or otherwise transfer or dispose of any unexercised portion of the Option or the rights and privileges pertaining thereto, other than by will or the laws of descent and distribution. Neither the Option nor the Shares subject to the Option shall be liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Recipient, nor will they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

Section 8. Certain Legal Restrictions.

The Company will not be obligated to sell or issue any Shares upon exercise of the Option or otherwise unless the issuance and delivery of such Shares complies, in the judgment of the Company, with all relevant provisions of applicable law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any market or stock exchange upon which the shares of the Company (including the Shares) may then be listed. As a condition to the exercise of Option, the Company may require the Recipient to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of any applicable securities laws. The Company shall have no obligation to the Recipient, express or implied, to list, register or otherwise qualify any Shares issued to the Recipient pursuant to the Option. Shares issued upon the exercise of the Option may not be transferred except in accordance with applicable securities laws. At the Company’s election, the certificate evidencing the Shares issued to the Recipient will bear appropriate legends restricting transfer under applicable law.

Section 9. Disputes.

Any dispute arising out of or in connection with this Agreement shall be finally settled under the commercial rules of the American Arbitration Association by one or more arbitrators appointed in accordance with such Rules. The place of arbitration shall be Phoenix, Arizona, U.S.A., and the arbitration shall be conducted in the English language. [Delete from CEO Agreement]

Section 10. Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, U.S.A., which shall be the proper law of this Agreement notwithstanding any rules of conflict of laws or private international law therein contained under which any other law would be made applicable.

Section 11. Payments.

All cash payments hereunder shall be made in United States Dollars unless another currency is selected at the discretion of the Company. Currency translations shall be made in accordance with such methods and at such exchange rates as the Company may determine to be fair and appropriate in its sole discretion.

Section 12. Miscellaneous.

The following general provisions shall apply to the Option granted pursuant to this Agreement:

(a) Neither the Recipient nor any Person claiming under or through the Recipient will have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon exercise of the Option unless and until certificates representing such Shares have been issued and delivered or, if Shares may be held in uncertificated form, unless and until the appropriate entry evidencing such transfer is made in the stockholder records of the Company.

(b) Subject to the limitations in this Agreement on the transferability by the Recipient of the Option and any Shares issued pursuant thereto, this Agreement will be binding on and inure to the benefit of the successors and assigns of the parties hereto.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(d) This Agreement, together with the Plan, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous written or oral understandings, agreements or representations by or among any of the parties that may have related to the subject matter hereof in any way. In the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. In the event of any conflict or any inconsistency between the provisions of this Agreement and any other written agreement between the Company or its Affiliates and the Recipient regarding the acceleration of the vesting and post-Termination Date exercisability provisions hereof, the terms this Agreement shall govern, it being the understanding of the parties that the Option shall be exempt from the requirements of Section V(A)(3)(a) and (b) of the Change in Control Agreement. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(e) Nothing in this Agreement or the Plan shall be construed as giving the Recipient the right to be retained as an officer, consultant, advisor or employee of the Company or any of its Affiliates. In addition, the Company or an Affiliate may at any time dismiss the Recipient, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(f) The Company may not amend, alter, suspend, discontinue or terminate this Agreement, prospectively or retroactively, in any manner that would have an adverse effect on the rights of the Recipient hereunder without the consent of the Recipient (or his or her beneficiaries).

(g) The Option shall be effective on the Grant Date but shall be forfeited in its entirety and of no further force and effect if the Recipient has not countersigned this Agreement and delivered a fully-executed version to the Company within 21 days of such Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

eFunds Corporation

By: _________________

Its:	—

Grant number:
Grant date:

ACKNOWLEDGED

Recipient

SEC/10K/2007/Exh.10.2